                                                                    Exhibit 10.2

April 11, 2001


Mr. Michael Martinez
32456 Crown Valley Parkway
Unit 204
Dana Point, CA  92629

Dear Michael:

Cais Internet, Inc. ("CAIS", or the "company") is pleased to extend to you an offer of employment as Senior Vice President of Hospitality ("SVP, Hospitality"), subject to a satisfactory background check and approval by the board of directors of CAIS (the "Board"), on the following terms and conditions:

1. You will report to the Chief Executive Officer (the "CEO"). Your principal duties will consist of managing the hospitality product offerings, sales, and operations, including Business Anywhere, Caissoft, and inroom solutions (to the extent continued), as well as such other tasks assigned to you by the CEO to create a financially successful enterprise. Your full-time employment with CAIS will commence on April 16, 2001.

2. In consideration of your performance of the above duties you will receive compensation as follows, so long as you are in the employ of CAIS as its SVP, Hospitality:

        A.  Base Salary.  Your base salary will be $225,000 per year, payable in
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            accordance with CAIS' normal payroll practices. You will be eligible for annual salary reviews and adjustments, based on performance and at the discretion of the Board.

            Annual Bonus. You will be eligible for an annual bonus of up to 50%
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            of your base salary (the "Target Bonus"), based upon CAIS' performance and the achievement of individual and company goals and objectives, as mutually and reasonably agreed upon by you and the Board. Any bonus amounts will be paid subsequent to each fiscal year end, in accordance with CAIS' normal practice of paying annual bonuses. Any bonus amounts payable in respect of your first year of employment will be prorated based on that portion of fiscal year 2001 for which you are employed. Also, with respect to any annual bonuses, you must be in the employ of CAIS at the time such bonuses are paid to receive any applicable bonus otherwise payable in respect of the preceding fiscal year.

        B.  Benefits.  Generally, you will be provided employee benefits
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            commensurate with benefits provided to other CAIS employees in executive positions, including, to the extent that CAIS offers a 401(k) plan, participation in this plan in accordance with the company's participation policies.

        C.  Signing Bonus.  Upon your acceptance of the terms of this offer,
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            evidenced by your signature below, and upon approval by the Board of such terms, you will be eligible to receive a one time signing bonus of $30,000, with such bonus to be paid to you within five business days after you commencement of your duties as SVP, Hospitality.

        D.  Vacation.  You will receive three weeks paid vacation during each
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            year following your commencement of employment with CAIS. You shall be eligible to take any accrued vacation following your first six months of employment with CAIS.

        E.  Incentive Equity.  You understand that CAIS is attempting to
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            recapitalize its operations, and in conjunction with such attempts to recapitalize (the completion and certainty of which cannot be guaranteed), CAIS intends to provide you with stock options in the recapitalized company. If and when a successful recapitalization of the company occurs, and to the extent you are employed by the company at that time, you will receive options to purchase six tenths of one percent (0.6%) of the shares of common stock of the company (the "Common Stock"), on a fully diluted basis at such time. These options will vest in equal quarterly installments over a four-year period. Upon the occurrence of a change of control of 50% or more of the fully diluted ownership of the company (a "Change of Control"), or upon termination of your employment by the company without cause, vesting of these options will accelerate and the options will immediately become 100% vested and exercisable, provided that, in the event of a Change of Control, you must continue to be employed with the company through such triggering event.

        F.  Performance Based Incentive Equity.  In addition to the incentive
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            equity described in Paragraph F above, and also subject to the successful recapitalization of the company, additional options equal to up to four tenths of one percent (0.4%) of the Common Stock, on a fully diluted basis at such time, subject to you and the company meeting certain performance objectives to be determined by the Board. If granted, these performance based options would be vested and fully exercisable upon the earlier to occur of a) a Change of Control, b) termination of your employment by the company without cause and c) the eighth anniversary of the date the options are granted.

            The terms and conditions of your stock options described in Sections D and E above will be similar to those of options held by other CAIS managers in executive positions, and will be governed by the definitive option agreement to be entered into by and between you and CAIS. Please note that CAIS' financial structure and future capitalization is uncertain at this time, and therefore this offer is a good faith attempt to outline our present incentive compensation intentions and cannot be relied upon as a guarantee of the grant of any stock-based awards in the event no recapitalization occurs.

3. This offer does not constitute an agreement of guaranteed employment for any specific term. Your employment with CAIS is "at will," and may be terminated by you or by us at any time, provided, however , that you may only terminate your employment following thirty (30) days advanced written notice to the company of such termination (which notice requirement may be waived by CAIS). If your employment is terminated without cause by CAIS, you will be entitled to payment, in equal installments over 12 months, of an amount equal to one times your then base salary, on a pro rata basis, based upon 12 months less the number of months that you were actually employed by CAIS during the fiscal year in which your employment is terminated, payable at such time as annual bonuses are normally paid.

4. You also agree to be bound by a covenant not to disclose confidential information of the company and its affiliates (other than as required by a court of competent jurisdiction or with the consent of the Board) at all times during and after your employment with CAIS. For one year after termination of your employment with CAIS, you also agree to be bound by a covenant not to compete with the company and by a covenant not to raid its customers, clients, or employees.


To document your acceptance of the above terms, please sign and date the enclosed copy of this letter where indicated below and return the signed copy to me. Mike, we are excited that you have accepted our offer of employment and we look forward to having you on the CAIS team.


CAIS Internet, Inc.


By:  /s/ Michael J. Lee
Member, Board of Directors

Accepted and Agreed this 11 day of April, 2001:

/s/ Michael Martinez
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Michael Martinez